EXHIBIT 10.20

JOINT VENTURE AND LICENSE AGREEMENT

This Joint Venture Agreement (“Agreement”) is made as of this the 1st day of March 2026 by and between Apple iSports Group, Inc. ("AiS"), a Nevada corporation, whose address is 100 Spectrum Drive, Suite 900, Irvine, CA 92618, USA and Apple iCasino ("AiC"), an Australian company, whose address is BzAgents Limited, San Victor Street, Orange Walk Town, Belize (collectively with AiS sometimes referred to as the “Parties,” and individually with AiS sometimes referred to as a “Party”).

RECITALS

WHEREAS, the parties hereby desire to form a joint venture in accordance with the terms and conditions herein (“Joint Venture”),

WHEREAS, AiS is the owner of certain Licensed Marks (as defined herein) and has certain technology related to a proprietary gaming platform,

WHEREAS, AiC has: (i) developed and commercialized, at its sole costs and expense, a robust global online crypto-enabled gaming platform called “appleicasino,” which is now fully functioning and operational, and (ii) a fully capable technology function suitable for deployment on a business- enterprise basis, and (iii) AppleiGaming an agentic AI driven marketing system (“Platform”),

WHEREAS, AiS desires to grant the Joint Venture an exclusive world-wide license to use the Licensed Marks and certain technology related to a proprietary gaming platform on the terms set out in this Agreement,

WHEREAS, AiC desires to operate, market and expand a commercial gaming platform utilizing the Licensed Marks and commercializing skillsets in selected international gaming markets,

WHEREAS, AiS will provide a range of services to AiC, including but not limited to advisory services, technical support, market development services, and other services as agreed herein and as otherwise agreed in writing by the Parties from time to time,

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the sufficiency of which is agreed upon, the Parties hereto hereby agree as follows.

I

DEFINITIONS

“Best Endeavors” is defined to require that the obligated Person make a diligent, commercially reasonable, and good faith effort to accomplish the applicable objective. Such obligation, however, does not and shall not require any significant expenditure of funds or the incurrence of any significant liability on the part of the obligated Person.

“Discloser”means a party to this Agreement that discloses Confidential Information.

“Domain” means the Internet domain name appleicasino.com and any subdomains.

“Gross Gaming Revenue” or “GGR” means all wagers placed less all winnings paid to users, calculated in accordance with industry standards.

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“Licensed Marks” means the domain, trademarks, trade names, trade dress, logos, and branding owned or controlled by AiS and associated with Apple iSports, including the AAPI ticker symbol.

“Licensed Technologies” means the licenses granted to the Joint Venture by either AiS and/or AiC.

“Platform” has the meaning set forth in the Recitals and shall specifically include the Domain.

“Project” shall mean the commercialization and marketing of the Platform on a worldwide basis.

“Recipient” means a party to this Agreement that receives Confidential Information.

“Territory” means world-wide, subject to applicable laws.

II

FORMATION OF JOINT VENTURE

The Parties hereby form the Joint Venture to develop the Project pursuant to the terms and conditions set forth in this Agreement and hereby agree to the following obligations of the Parties:

2.1 Commencement Date. The commencement date of the Joint Venture shall be March 1, 2026.

2.2 Name, Structure and Domicile. The name of the Joint Venture shall be “AppleiCasino Ventures” and the structure of the Joint Venture shall be a general partnership which shall be governed by the terms and conditions herein. The domicile of the Joint Venture shall be in a jurisdiction to be determined by the Parties.

2.3 Information. Each Party shall provide all required information and assistance relating to the Project as reasonably requested by the other.

2.4. Best Endeavors. The Parties shall use their Best Endeavors to prepare and agree as soon as possible a business plan and annual budget which shall set forth the strategic objectives and the operating plan of the Joint Venture.

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III

CONTRIBUTION BY THE PARTIES TO THE JOINT VENTURE.

3.1. Contributions to the Joint Venture. The Parties do hereby agree to contribute to the Joint Venture the services, capital assets and intangible assets as provided in this Article 3.

3.2. Contributions of Parties. During the Term, each Party hereby agrees as follows:

AiS Contributions

(i) AiS hereby grants to the Joint Venture a world-wide, exclusive, license to use, market, operate, display, and incorporate the Licensed Marks into and alongside the Platform throughout the Territory under the Domain. The Joint Venture may use the Licensed Marks solely for development, operation, marketing and commercial exploitation of the Project, which includes a crypto-enabled online casino and associated gaming products, including but not limited to live poker, Class II and Class III mobile games, standard casino games, sports book, sweepstakes, prediction markets and racing.

(ii) AiS will provide the Joint Venture with reasonable technical assistance and advisory support relating to brand integration, domain infrastructure, IP-related technical matters, and all and any other services to assist in the promotion of the Project to business enterprise customers.

(iii) AiS will provide the Joint Venture with industry insights, introductions, strategic guidance, and assistance with business and market development.

(iv) Subject to mutual written agreement, AiS may provide financial contributions to market expansion.

(v) AiS will cooperate with AiC in responding to lawful regulatory requests.

(vi) AiS will maintain ownership, registration and renewals of its domain and Licensed Marks.

AiC Contributions

(i) AiC hereby grants to the Joint Venture a world-wide, exclusive, license to use, market and operate the Platform throughout the Territory under the Domain for business enterprise sales.

(ii) AiC shall be responsible, at its sole cost and expense, for all operating costs of the Platform, which includes day to day costs, as well as developments, updates, enhancements, and modifications to the Platform and costs relating to maintaining ownership, registration, gaming licensing and renewals of the Domain.

(iii) AiC shall be responsible for delivering marketing, advertising, branding and user acquisition that is wholly suitable for business enterprise clients contemplated under the Joint Venture.

(iv) AiC shall be responsible for ensuring all operations comply with all relevant gaming, digital asset, AML/KYC, privacy and marketing laws for each jurisdiction in which the Platform operates.

3.3. Reversion of Rights. Notwithstanding anything contained herein to the contrary, upon termination of the Agreement, all rights to any technology, intellectual property, licensed marks, domains and the like (“Reverted Rights”) shall revert back exclusively to the contributing Party and the Joint Venture shall have no rights or privileges whatsoever to the Reverted Rights.

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IV

OWNERSHIP AND CORPORATE GOVERNANCE MATTERS

4.1. Percentage Ownership of Joint Venture. In consideration for the terms and conditions herein, the equity ownership of the Joint Venture will be allocated to the Parties as follows:

AiS:	Fifty Percent (50%)
AiC:	Fifty Percent (50%)

Net profits and net losses accruing to the Joint Venture shall be distributed to the parties in accordance with each party's respective ownership interests. Cash distributions shall be made pro rata, subject to available cash and mutual approval.

4.2. Board of Managers. The business and affairs of the Joint Venture will be managed and exercised by or under the direction of a board of managers of the Joint Venture ("Board"). The Board will consist of two (2) members, with each Party appointing one (1) member and an independent Chair. All members of the Board must vote on matters presented to the Board. A majority vote must be required for all actions of the Board. The Board may delegate all or part of the day-to-day operations. The initial members of the Board shall consist of;

AiS appoints Mr. Marino Sussich, and

AiC appoints Mr. Hon Lan Cho.

Each Party, at its sole discretion, may from time to time replace a Board Manager with another person, including but not limited to if an existing Board Manager resigns, or upon the death or disability of an existing Board Manager.

In the event of a Board deadlock on any material matter for more than ninety (90) days, the matter shall be referred to mediation under the rules of the American Arbitration Association, taking place at their offices in Las Vegas, Nevada.

V

REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party as follows;

(i)  Each Party is a corporation duly organized, validly existing and in good standing under the laws of their jurisdiction and has all requisite corporate power and authority to own and operate the assets contributed herein.

(ii)  Each Party has full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and under any agreement or contract contemplated hereby.

(iii)  no consent from a third party is required to be obtained by either Party and no notice or filing is required to be given by either Party to or with, any governmental entity or other third party.

(iv)  the execution, delivery and performance by of this Agreement by either Party does not and will not (a) violate any provision of the certificate of incorporation or bylaws of either party, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of either Party (c) violate, or result in a breach of or constitute a default under any Law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Authority.

(v)  The respective assets contributed herein to the Joint Venture by each Party is owned free and clear by such Party and is not subject to any third party right or encumbrance of any nature.

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VI

THE JOINT VENTURE

6.1. Covenants of Joint Venture.

(i) During the Term, the Joint Venture shall;

(a) comply with all rules, regulations, and obligations in all jurisdictions within which it conducts business,

(b) carry and maintain adequate public liability and product liability insurance with a reputable insurance carrier regarding the operations of the Joint Venture, which insurance shall not be less than what is expected for a comparable company operating in the industry and will name each Party as additional insured on such policy,

(c) maintain good and accurate books and records prepared in accordance with generally accepted accounting principles consistently applied using US GAAP policies,

(d) deliver to each Party the fiscal year end unaudited financial statements of the Joint Venture within thirty (60) days following the end of the fiscal year and quarterly unaudited financial statements within ten (10) days following the end of each fiscal quarter, all of which will be prepared at the Joint Venture's expense by an independent accounting firm in accordance with generally accepted accounting principles consistently applied,

(e) promptly notify both Parties of any litigation in which the Joint Venture is a party by delivering to both parties, within thirty (30) days of receipt thereof, a copy of any pleading served on or by the Joint Venture,

(f) promptly notify both Parties of any default declared in regard to any loan or lease of the Joint Venture or any judgment against the Joint Venture, and

(g) permit any authorized representative of either Party to inspect, examine and make copies and abstracts of the books of account and records of the Joint Venture during normal business hours.

6.2 Costs and Expenses of the Joint Venture. The costs and expenses of the Joint Venture shall specifically exclude those identified in Section 3.2 but shall include those typical for the operation of a comparable business in the industry;

Except as herein provided or otherwise agreed by the Parties in writing, no Party shall be separately compensated or receive other forms of remunertation for services performed with respect to the Joint Venture.

6.3 Deposit of Funds. All funds of the Joint Venture shall be deposited in its name in such checking account or accounts as shall be designated by the Parties. All withdrawals therefrom are to be made upon checks or wire/ACH transfers which must be signed or authorized in writing by the Board, except in the case of equal distributions to both Parties in which case no separate authorization is required.

VII

INDEMNIFICATION

7.1 AiC Indemnification. AiC does hereby indemnify and hold the AiS, and its officers, directors, agents and related parties (“AiS Indemnities”) harmless from all losses, liabilities, damages, costs or expenses (including but not limited to reasonable attorneys' fees and other litigation costs and expenses) incurred by the AiS Indemnitees as a result of any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative, investigative, or of any other kind, relating to claims arising from Platform operation, marketing, regulatory non-compliance or user activities.

7.2 AiS Indemnification. AiS does hereby indemnify and hold the AiC, and its officers, directors, agents and related parties (“AiC Indemnities”) harmless from all losses, liabilities, damages, costs or expenses (including but not limited to reasonable attorneys' fees and other litigation costs and expenses) incurred by the AiC Indemnitees as a result of any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative, investigative, or of any other kind, relating to claims arising from any infringement claims to the Licensed Marks.

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VIII

TERM AND TERMINATION OF AGREEMENT

8.1. Term. The term (“Term”) of this Agreement shall begin on the commencement date and shall extend for three (3) years, which will automatically renew for successive three (3) year terms, unless otherwise terminated under Section 8.2.

8.2. Termination. Notwithstanding anything contained in this Agreement, either Party shall have the right to terminate the Joint Venture upon the occurrence of any one or more of the following events:

(a). the other Party pursuant to or within the meaning of any bankruptcy or insolvency law; (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors, or (v) generally are unable to pay its debt as the same becomes due;

(b). a court of competent jurisdiction enters an order or decree under any bankruptcy or insolvency law that (i) is for relief against the other Party in an involuntary case, (ii) appoints a custodian of the other Party or for all or substantially all of its property, or (iii) orders the liquidation of the Joint Venture or either Party and the order or decree remains unstayed and in effect for sixty (60) days;

(c). an order, judgment or decree is entered against the Joint Venture or either Party, and such order, judgment or decree remains unstayed and in effect for thirty (30) days;

(d). the other Party breaches any term, condition, or covenant of the Agreement which remains uncured for sixty (60) days; or

(e). the Parties mutually agree to terminate the agreement.

8.3. Effect of Termination. Upon the termination of this Agreement as provided in Section 8.2 above:

(a). all rights granted to the Joint Venture under the License Agreement shall terminate and cease, and

(b). upon written notice of such termination, the Joint Venture shall immediately cease to use all Licensed Technologies, cease conducting business, and wind-up its affairs in accordance with Section 8.4.

8.3. Additional Remedies. Without affecting its rights under this Agreement, upon the termination of this Agreement, the non-breaching Party shall avail itself of all other legal and equitable remedies resulting from any breach by the breaching Party.

8.4. Winding Up Affairs of the Joint Venture. (a). In the event this Agreement is terminated, the Board of Managers shall Parties appoint a third-party custodian to wind up the business affairs of the Joint Venture. Further, a final accounting of the accounts, assets and liabilities of the Joint Venture will be made by a recognized accounting firm selected by the Board of Managers from the date of the last accounting to the date of termination.

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(b). The property, if any, and assets of the Joint Venture will be sold at prevailing rates by the custodian, and the proceeds thereof, together with all cash of the Joint Venture, will be distributed in the following order:

(i). all outstanding debts and liabilities of the Joint Venture to persons or parties other than the Parties shall be paid and discharged,

(ii). to the establishment of any reserve which the custodian may deem necessary for any pending or unforeseen liability or obligation of the Joint Venture arising out of the business of the Joint Venture, which reserve shall be held in escrow until the expiration of a period time determined by the custodian at which time any balance of such reserve not required to discharge any liability or obligation of the Joint Venture will be distributed as provided in (iii) and (iv) below,

(iii). all of the Joint Venture's outstanding debts and liabilities to the Parties shall be paid and discharged (on a ratable basis, if insufficient funds), and

(iv). the remaining assets, proceeds or income of the Joint Venture will be distributed to the Parties in amounts in proportion to their percentages set forth in Section 4.1.

8.5. Time for Orderly Liquidation. A reasonable amount of time will be allowed for the orderly liquidation of the assets of the Joint Venture and the discharge of liabilities to creditors so as to enable the custodian to minimize normal losses attendant to liquidations.

IX

NOTICES

Any notice or other communication required or permitted hereunder shall be made in writing, and shall be deemed to have been given if placed in the mail, registered and certified, postage prepaid, or if personally delivered, addressed as follows;

AiS:	100 Spectrum Drive, Suite 900 Irvine, California 92618 Attn: Joe Martinez-President

AiC:	692 High Street, Kew, Victoria, Australia, 3101 Attn: Hon Lan Cho_

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X

CONFIDENTIALITY

10.1. Confidentiality Terms. Subject to 10.2, both Parties must:

(a) keep confidential and not allow, make or cause any public announcement or other disclosure of, or in relation to, any Confidential Information to persons who are not Recipients without the prior written consent of the Discloser;

(b) use, copy and retain the Confidential Information solely for the purpose of performing this Agreement and in accordance with this Section 10;

(c) without limiting Section 10.1(a) or 10.1(b) and other than as expressly permitted under this Agreement, not:

(i) exploit any Confidential Information;

(ii) use any Confidential Information for its own business purposes without the prior written consent of the Discloser; or

(iii) make copies in any format of the Confidential Information without the prior written consent of the Discloser;

(iv) ensure that any third party to whom Confidential Information is disclosed as permitted by this clause executes a confidentiality undertaking consistent with the terms of this clause; and

(v) on termination of this Agreement promptly return to the other parties or destroy (and certify such destruction) all Confidential Information of the other parties then in the Recipient’s possession or under its control, provided that the Recipient may retain a copy of the Confidential Information if the Recipient is required to do so by: (i) law; (ii) its insurance policies; or (iii) any applicable professional standard or government policy.

10.2. Exceptions. The obligations of a Recipient under Section 10.1 do not apply to a disclosure or announcement to the extent that the disclosure or announcement is:

(a) to any bona fide proposed assignee of all or part of the rights and obligations under this Agreement subject to the proposed assignee undertaking to treat the information as confidential;

(b) required by:

(i) law or the listing rules of any recognised stock exchange to which the Recipient is admitted, provided that the Recipient has first reasonably consulted with the Discloser as to the content of that disclosure; or

(ii) to any bona fide professional adviser of the Recipient under an obligation of confidence;

(iii) required for the Recipient to perform its obligations under this Agreement, including disclosures to officers, employees, agents and subcontractors provided that those persons undertake to hold and use the information under an obligation of confidence; or

(iv) made by the Recipient with the written consent of the Discloser.

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XI

INTELLECTUAL PROPERTY

11.1. AiS Rights. Subject to the terms herein, AiS will retain all rights to the Licensed Marks.

11.2. AiC Rights. Subject to the terms herein, AiC retains all rights related to the Platform and the Domain.

11.3. Notice. The affected Party must notify the other Party of any suspected infringement to the Licensed Marks, Platform or Domain.

XII

CHOICE OF LAW AND ARBITRATION.

12.1. Choice of Law. This Agreement shall be governed in accordance with the laws of the State of Nevada.

12.2. Arbitration. In the event of any dispute arising between the parties concerning this agreement or its enforceability, the same shall be settled by a single arbitrator pursuant to the provisions of the American Arbitration Association (AAA), with the location of such action at the AAA offices located in Las Vegas, Delaware.

XIII

AGREEMENT, MODIFICATION,WAIVERANDHEADINGS

13.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter herein and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the parties, written or otherwise. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

13.2. Incorporated Terms. All exhibits, schedules and documents referred to in this Agreement are incorporated herein for all purposes. Moreover, the recitals set forth above are likewise incorporated herein for all purposes.

13.3. No Partnership. The Joint Venture shall not be construed to create a partnership or any other fiduciary obligations between the parties except as provided herein.

13.4. Binding Nature. The terms and provisions herein shall be binding on and inure to the benefit of the parties hereto, and their respective transferees, successors and assigns. All or part of this Agreement may not be assigned by one Party without the written consent of the other Party.

13.5. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter herein and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the parties, written or otherwise. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the stated commencement date.

SIGNATURES

Signed for and on behalf of Apple iCasino (AiC):

/s/ Hon Lan Cho
Hon Lan Cho, Director

Signed for and on behalf of Apple iSports Group, Inc. (AiS):

/s/ Joe Martinez
Joe Martinez, Chief Executive Officer

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